Record premiums for Base, Natural and Age and Source Verified

DY 2012 Grid and Program Results

During delivery year 2012, virtually all USPB cattle delivered to the Kansas plants were marketed on our Base grid. The Base grid summary in the table below does not include natural or age and source verified (ASV) cattle. More than 25% of all USPB cattle delivered in Kansas were ASV in delivery year 2012. The ASV column summarizes ASV cattle that were not enrolled in the natural programs.♦

USPB BENCHMARK PERFORMANCE DATA—KS PLANTS
DY 2012	Base	ASV	Nature- well	Nature- Source
In Weight, lb.	717	707	745	649
Days Fed	155	168	164	188
Live Weight, lb.	1,255	1,289	1,304	1,230
Carcass Weight, lb.	813	834	839	792
Yield, %	64.76	64.70	64.40	64.37
Choice & Prime, %	69.96	77.05	87.03	91.78
CAB, %	17.71	26.24	34.56	N/A
BCPR, %	15.03	17.83	20.63	N/A
Ungraded, %	1.48	0.48	0.52	0.30
YG1, %	15.35	7.50	5.27	3.78
YG2, %	41.60	36.77	31.67	30.12
YG3, %	34.87	44.40	47.20	49.71
YG4, %	7.60	10.63	14.75	15.51
YG5, %	0.58	0.69	1.11	0.88
Lightweight, %	0.45	0.22	0.13	0.46
Heavyweight, %	2.77	3.27	3.95	0.86
Black Hided, %	72.64	81.05	88.05	84.85
Steer, %	29.39	52.29	60.52	41.61
Quality Grade, $/hd.	25.57	36.22	59.21	30.13
Yield Benefit, $/hd.	24.10	22.08	12.30	14.53
Yield Grade, $/hd.	-2.50	-5.17	-9.00	-8.13
Out Weight, $/hd.	-4.18	-4.69	-5.49	-1.60
Subtotal, $/hd.	42.99	48.44	57.02	34.93
ASV, $/hd.	0.00	33.04	15.87	16.86
Natural, $/hd.	0.00	0.00	38.20	165.87
Gross Prem., $/hd.	42.99	81.48	111.09	217.66

USPB Class A and B Units Trade

Last month, 16,706 Class A units and 16,956 Class B units traded in multiple transactions. The Class A units and 16,706 Class B units sold as a result of a privately negotiated sale with the Class A units selling for $94.50 per unit and the Class B units selling for $188 per unit. The remaining 250 Class B units that sold last month was the result of a match on AgStockTrade.com. Those units sold for $200 per unit.

All of these transactions as well as previous transactions, are listed on the AgStockTrade.com website.♦

USPB Non-Conditional Unit Trade Report*

DR = Delivery Rights; DY = Delivery Year	FY 2012 Trades		Most Recent Trades
# Class A Units (DR available DY 2013)	17,706		16,706
Avg. Price Per Unit	$91.99		$94.50
# Class B Units	20,128		16,956
Avg. Price Per Unit	$188.20		$188.18
* Visit www.AgStockTrade.com for a history of USPB unit sales.

They can if bred to proven high $Beef value Angus bulls

Can Typical Southern U.S. Cows Produce More USDA Choice Carcasses?

The final results from the Southern Carcass Improvement Project (SCIP) suggest that significant Quality grade improvement can be made in one generation when high $Beef value Angus bulls are mated to beef cows of heavy Bos indicus-influenced genetics commonly found in Southern states.

The SCIP was initiated because of the problem with chronically low Quality grades and lower beef carcass values in Southern Plains packing plants. Lower Quality grades in Southern U.S. packing plants reflect lower-grading genetics. Five million cattle are sold into these plants annually that come out of pens that grade below 50% Choice.

Sponsored by Gardiner Angus Ranch, Ashland, KS, Kansas State University and Virginia Tech, SCIP will be most noted for illustrating how much carcass quality can be improved by changing genetics on the sire side. However, the results identify numerous other financial benefits to participants in the beef industry.

Where the cows came from. Twenty-two typical Southern cows from Georgia, Mississippi and Texas were purchased to serve as donors. For the control group, the researchers used semen from nine representative “Southern” AI bulls, all from Bos indicus-influenced breeds. For the treatment group, three proven Angus AI sires were selected for growth, muscling and marbling—factors that determine $Beef value. Bulls were randomly selected from the two sire groups for each mating.

 Looking  at  carcass  quality  first,  the  results show considerable differences. Over the two-year trial 59 Angus-sired calves graded 77% Choice, while 25% of the 53 Southern-sired calves graded

.continued on page 2

USPB Announces ASV Premium Extension

USPB is extending its $35 per head age and source verified (ASV) premium for cattle delivered through January 26, 2013. USPB requires projections for ASV cattle. Please call our office at 866-877-2525 as soon as possible to let us know the approximate number of ASV cattle you, or your feedyard, plan on delivering between now and January 26, 2013, to ensure that your cattle have a reservation in our program. Even with a reservation, you will still need to have access to the necessary number of delivery rights.

After January 26, 2013, the ASV premium will depend on the status of Japan’s export situation—either remaining open to U.S. beef products and our plants continuing to be approved for export to Japan, or the transition to 30-month cattle eligibility. We will update you as we have more information regarding Japan’s export requirements and resulting market conditions.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Can Typical Southern U.S. Cows…	continued from page 1

Choice. On average, the Angus-sired group finished with marbling scores that were 78 points higher, ribeye areas that were 0.71 square inches larger, 0.10 inches more backfat and 47 pounds heavier carcass weights compared with the Southern-sired calves. While USDA yield grades were similar for both groups, the differences added up to an average carcass-value advantage of $117 per head for the Angus-sired group. The Angus-sired calves had higher feed intake in the feedyard, resulting in $44 higher average costs in the feedlot, so the net economic advantage averaged $73 per head. These cattle were harvested on USPB’s Base grid. In terms of grid premiums versus the cash market, the Angus-sired calves had a $57 per head advantage over the Southern-sired calves.

As mentioned, the results show other advantages in calf and yearling traits for the Angus-sired calves. Gestation lengths for the Angus-sired calves averaged 5 days fewer than Southern-sired calves. Their birth weights averaged 8.5 pounds lighter. Weaning weights were not statistically different but yearling weights for Angus-sired calves averaged 64 pounds heavier than those for Southern-sired calves.

The researchers collected data at several production stages to compare the value of each group of calves. Sixty days after weaning the 2011 calves, they surveyed 95 feedyard managers, stocker producers and auction market operators from twelve states, asking them to value each of the two SCIP sire groups using photos and a written description of the sires and dams for each group. This survey provided a feeder market value figure at post-weaning without selling the project cattle. Each participant was asked to value the two groups, based on what they would pay given market conditions at the time.

Not surprisingly, every participant valued the Angus-sired group higher than the Southern-sired calves, with the average price difference topping $9 per hundredweight at 700 pounds. That’s a 7.8% price advantage or approximately $63 per head.

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013, USPB would like to help you get them leased to other producers. Please call our office at 866-877-2525 to put your excess delivery rights on our lease list.

✓As a result of moving the company’s fiscal year to a calendar year, U.S. Premium Beef’s fiscal year 2012 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on March 26, 2013. A pre-annual meeting reception will be held on the evening of March 25 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting.♦

Value creation is what the Southern Carcass Improvement Project is all about, according to the researchers. They pointed out that they are not trying to change the southern cow, but rather are trying to change the southern carcass.

The 2011 Beef Quality Audit reported that the U.S. beef industry is out of pocket $43.66 per head in lost opportunities. More than half that loss, $25.25 per head, is due to low Quality grades. As the graph below illustrates, offspring from high $Beef value Angus bulls on traditional Southern cows can grade with cattle harvested in regions of the country that consistently have higher Quality grading cattle. And, these results were achieved in just one generation.♦

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 9/09/12 to 10/06/12
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	65.37	65.91
Prime	2.54	4.30
CH & PR	65.58	78.56
CAB	17.12	25.49
BCP	15.87	19.50
Ungraded	1.63	0.64
Hard Bone	0.55	0.25
YG1	16.91	11.58
YG2	40.24	36.56
YG3	34.05	39.99
YG4	8.12	10.94
YG5	0.68	0.93
Light Weight	0.19	0.09
Heavy Weight	2.20	1.64
Quality Grade	$26.38	$46.70
Average Grid Premiums/Discounts ($/Head)
Yield Benefit	$37.70	$51.33
Yield Grade	-$2.21	-$5.03
Out Weight	-$3.30	-$2.41
ASV	$5.25	$13.97
Natural	$3.56	$12.41
Total Premium	$67.38	$116.97